UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2011

PEABODY ENERGY CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

701 Market Street, St. Louis, Missouri		63101-1826
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(314) 342-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

In connection with the finalization of Peabody Energy Corporation's (the Company) financial statements for the year ended December 31, 2010, the weighted average number of diluted shares outstanding for purposes of calculating diluted earnings per share (EPS) has been adjusted from the previously reported figures in the Company's January 25, 2011 press release. The adjustment reflects a revision in the dilutive impact of the Company’s Convertible Junior Subordinated Debentures due 2066. The revised weighted average number of diluted shares outstanding for the fourth quarter of 2010 and the year ended December 31, 2010 was increased by 1.1 million for each of the respective periods.

As a result of the change in weighted average diluted shares outstanding, the Company’s diluted EPS for income from continuing operations attributable to common stockholders decreased by $0.01 for both the fourth quarter and the year ended December 31, 2010, to $0.77 and $2.86, respectively. In addition, the after-tax impact on EPS of the remeasurement of income taxes for the year ended December 31, 2010 was a decrease of $0.01 to $0.17. There was no impact on the per-share amount reported for remeasurement of foreign income taxes for the fourth quarter of 2010.

The information contained in this Current Report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

February 28, 2011	By:	/s/ Michael C. Crews

Name: Michael C. Crews
Title: Executive Vice President and Chief Financial Officer